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                                                                    EXHIBIT 10.8

                                ACCESS AGREEMENT

         THIS AGREEMENT is entered into effective the 1st day of January, 1998 between CPC INTERNATIONAL INC., a Delaware corporation ("CPC") and CORN PRODUCTS INTERNATIONAL, INC. a Delaware corporation ("Corn Products").

         WHEREAS, prior to the date hereof, the business of Corn Products was a division of CPC:

         WHEREAS, on December 31, 1997, Corn Products was spun-off from CPC and is now an independent corporation;

         WHEREAS, Corn Products is the owner of certain real property including all buildings and improvements thereon located in Bedford Park, Illinois and Summit, Illinois with an address of 6400 Archer Road, Bedford Park, Illinois (the "Property"); and

         WHEREAS, Corn Products and CPC desire to enter into this Agreement to allow CPC access to certain areas of the Property, more specifically defined in Exhibit A hereof (the "Access Area") for the purpose of conducting certain activities (the "Access Activities").

         NOW, THEREFORE, Corn Products and CPC agree as follows:

         1.0  DEFINITIONS

              As used herein, the following terms shall have the meanings set forth below;

              "Access Activities" shall mean those food packaging
                    activities and operations conducted by CPC including but not limited to packaging of corn oil, corn starch, corn syrup and related products and all activities and operations necessary for and associated therewith.

              "Access Area" shall mean the area of the Property,
                    specifically delineated in Exhibit A hereof, including but not limited to all buildings, access roads, parking lots and railroad tracks, to which CPC is granted access for the purposes of conducting Access
                    Activities.

              "Access Fee" shall mean the fee payable to Corn Products by
                    CPC in accordance with Exhibit D hereof. The term "Access Fee" shall include sums for services provided to CPC by Corn Products and for goods or services of third party vendors or contractors as indicated in Exhibit D. Such amounts shall be invoiced by Corn Products to CPC on a monthly or quarterly basis and shall be subject to adjustment as indicated in Exhibit D.

              "Distribution Agreement" shall mean the Distribution
                    Agreement dated December 31, 1997 between CPC and Corn Products.


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         "Master Supply Agreement" shall mean the Master Supply
                 Agreement dated January 1, 1998 between CPC and Corn
                 Products.

         "Packaging Equipment" shall mean the equipment and associated systems owned and operated by CPC in the Access Area as listed on Exhibit C.

         All other capitalized terms not defined herein shall have the meanings set forth in the Distribution Agreement.

     2.0 SCOPE

         Corn Products grants to CPC, its officers, employees, authorized representatives, agents, and authorized CPC vendors or contractors the right to enter upon, move freely on and maintain and operate Packaging Equipment in or on the Access Area at any time and for any purpose associated with the Access Activities.

         Specific entrances to the property to be used by CPC, and CPC's visitors, vendors, and contractors are designated on Exhibit A.

    3.0  TERM

         3.1 This Agreement shall have an initial term of five (5) years beginning on January 1, 1998 through and including December 31, 2002 (the "Initial Term") unless earlier terminated pursuant to this Section 3.0.

         3.2 This Agreement may be renewed for a term agreed upon by the parties upon the written agreement of the parties. In the event that negotiations with respect to a renewal are in progress after the termination date of this Agreement, the term of this Agreement shall continue until such time as a new agreement is entered into or negotiations are terminated. If CPC does not wish to renew this Agreement at the expiration of the Initial Term, it shall give Corn Products notice thereof no later than twelve (12) months prior to expiration of the Initial Term, and CPC shall pay to Corn Products the Termination Fee set forth in Paragraph 3.5 below at the expiration of the Initial Term or any subsequent renewal.

         3.3 In the event that CPC or the assets or business of the Best Foods Division of CPC are acquired by any third party, whether by sale, transfer, merger, or otherwise, CPC shall give Corn Products prompt written notice of said acquisition. Corn Products may terminate this Agreement, without penalty to Corn Products and without payment by CPC of the Termination Fee set forth in Paragraph 3.5 below, by delivering written notice to CPC within six (6) months of Corn Products's receipt of CPC's notice.

         3.4. In the event that Corn Products or its North American corn refining business is acquired by a third party competitor of CPC, whether by sale, transfer, merger or otherwise, Corn Products shall give CPC prompt written notice of said acquisition, and CPC may terminate this Agreement without penalty, by delivering written notice to Corn Products within six (6) months of CPC's receipt of Corn Products's notice. In the event that Corn Products or its North American corn refining business is acquired by a third party that is not a competitor of CPC, whether by sale, transfer, merger or otherwise, Corn Products shall give

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CPC prompt written notice of said acquisition and CPC may terminate this
Agreement by delivering written notice to Corn Products within six (6) months of CPC's receipt of Corn Products's notice and payment of the Termination Fee set forth in Paragraph 3.5 below.

         3.5 CPC may, at its sole option and without cause, terminate this Agreement at any time prior to the expiration of the Initial Term by providing Corn Products with twelve (12) months written notice and subject to a termination fee equal to the lesser of $5,000,000 dollars or the cost of demolition of the buildings in the Access Area ("Termination Fee"), said cost of demolition to be determined by Corn Products. If Corn Products decides, in its sole discretion, to perform said demolition, Corn Products shall have RESPONSIBILITY for all aspects of the demolition. CPC's only obligation with respect to said demolition shall be payment of the Termination Fee.

         3.6 If at any time either party is in material breach of any representation, warranty or obligation set forth herein, the other party may terminate this Agreement upon sixty (60) calendar days written notice, provided the breaching party failed to take all reasonable measures to cure within the sixty (60) days. In the case of a breach caused by a failure of either party to comply with any provision of Section 8.0 or 9.0 below, if the law provides a time period for correction of a violation without imposition of any fine or penalty by the applicable governmental or regulatory authority, such time period will be considered a reasonable time for correction. In the event of termination of this Agreement by Corn Products pursuant to this Paragraph 3.6, CPC shall pay to Corn Products the Termination Fee.

    4.0  ACCESS FEE

         CPC shall, pay to Corn Products an Access Fee in accordance with Exhibit D hereof. At any time during the term of this Agreement, the parties may add specific line items for additional services to Exhibit D upon mutual written agreement. Should changes in the Access Activities require changes in the services or service charges set forth in Exhibit D, appropriate revisions to Exhibit D shall be made upon mutual written agreement. Corn Products shall invoice CPC for the charges set forth at Exhibit D and, upon written request, provide to CPC all bills, invoices or other documentation supporting any charges set forth in Exhibit D.

    5.0  UTILITIES

         5.1 Corn Products shall provide to CPC electricity, instrument air, water (process and potable), steam, natural gas, sewer and fire suppression system in accordance with Exhibit B and Exhibit D hereof. Corn Products makes no representations, warranties or guarantees with respect to the quality of those utilities that are not generated by Corn Products unless defects in the quality of said utilities is caused in any way by negligent or willful acts or omissions of Corn Products. With respect to the quantity of those utilities that are not generated by Corn Products, Corn Products represents, warrants and guarantees that, provided it receives said utilities at the quantity and rate received in 1997, it will provide said utilities to CPC in accordance with Exhibit B and Exhibit D, or in a prorated amount commensurate with that amount which Corn Products receives. With respect to the quality and quantity of those utilities that are generated by Corn Products, Corn Products represents and warrants that it will use its best reasonable efforts to meet the quality and quantity standards set forth in

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Exhibit B and Exhibit D hereof. Corn Products shall notify CPC in advance, or as soon as practicable, of any utility outages and shall take reasonable steps to resolve those outages. Corn Products shall use good faith in scheduling required outages in a manner that will not be unduly detrimental to CPC. Corn Products MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY
IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE UTILITIES TO BE PROVIDED TO CPC UNDER TIES ARTICLE 5.0 OTHER THAN THOSE SET FORTH EXPRESSLY IN THIS PARAGRAPH 5.1. Corn Products's liability for breach of warranties or representations provided in this Paragraph 5.1 shall be limited to the value of the utilities not provided or the difference in value between the utilities provided and the utilities described in Exhibit B and Exhibit D.

         5.2 For the purposes of metering and measuring the electricity, instrument air, steam and natural gas utilities delivered by Corn Products to CPC set forth in Exhibit B and Exhibit D, Corn Products shall furnish, install, maintain, calibrate and read certain metering devices ("Metering Devices" or "Devices"). The number, type, operation and location of such Devices shall be mutually agreed upon by the parties and shall then be set forth in Exhibit A to this Agreement.

         5.3 The Devices will be sealed, Corn Products will provide CPC with access to the Devices at any time upon reasonable notice, but readings, inspections, tests and adjustments thereof shall be done by employees or agents of Corn Products, A Device seal shall be broken only by Corn Products and only when a Device is to be inspected, tested, or adjusted; provided, however, that CPC will receive reasonable prior notice thereof and will have the right to be present at such inspection, testing or adjustment. Corn Products shall periodically inspect and test its Devices at intervals not to exceed six months and shall provide CPC with information concerning the results of such testing. CPC at any time may request additional testing with respect to the Devices. Upon receiving such written request, Corn Products shall promptly schedule a test of the Device and give to CPC reasonable notice of the time of the test. The cost of such additional testing shall be borne by CPC in the month in which such additional testing occurs, except that if the percentage of error is found to be greater than 2.5 percent in the case of Metering Devices for electricity, greater am 2.5 percent in the case of Metering Devices for steam, greater than
1.5 percent in the case of Metering Devices for instrument air, and greater than
1.5 percent in the case of Metering Devices for natural gas, the costs of such additional testing shall be borne by Corn Products.

         5.4 CPC shall have the right to install and operate metering devices at the CPC interconnection points downstream of the Devices. All readings, inspections, tests, adjustments and maintenance of the metering devices installed by CPC under this provision shall be the sole responsibility of CPC.

         5.5 If a Device fails to register, or if the measurement made by a Device is found upon testing to be inaccurate, the Device will be adjusted as soon as practicable so as to read accurately.

         5.6 If the percentage of error is found pursuant to Paragraph 5.3 to be greater than 2.5 percent in the case of Metering Devices for steam, greater than
2.5 percent in the case of Metering Devices for electricity, greater than 1.5 percent in the case of Metering

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Devices for instrument air, or greater than 1.5 percent in the case of Metering
Devices for natural gas, an adjustment shall be made to the records for such Device at the rate of such inaccuracy for (a) the actual period during which inaccurate measurements were made, if that period can be determined to the mutual satisfaction of the parties; or (b) if the actual period or rate cannot be determined to the satisfaction of the parties, the CPC devices shall be tested for accuracy, and if found to be accurate or less inaccurate than the Devices, the CPC devices and the previous records of the CPC devices shall then be used to the extent practicable to establish the period and extent of the inaccuracy of the Devices; or (c) in the event neither (a) nor (b) is applicable, a period extending backward one-half of the number of days since the previous test of the particular Device, but in no event, however, greater than 90 days.

         5.7 If the percentage of error is found pursuant to Paragraph 5.3 to be less than 2.5 percent in the case of a Metering Device for steam, less than 2.5 percent in the case of a Metering Device for electricity, less than 1.5 percent in the case of Metering Devices for instrument air, or less than 1.5 percent in the case of Metering Devices for natural gas, there shall not be an adjustment pursuant to this paragraph with respect to the current billing period, and all previous records of the Device shall be considered to be accurate in measuring deliveries hereunder.

         5.8 If the percentage of error is not ascertainable by calibration, tests, the CPC devices or mathematical calculation, then the adjustment to be made to the records for such Device shall be made by estimating the adjustment on the basis of deliveries during periods under similar conditions when the Device was registering accurately.

         5.9 If, upon testing, any of the Metering Devices or CPC metering devices should be found inaccurate, the Device or CPC metering device, as the case may be, shall be calibrated at once to record accurately.

    6.0  MAINTENANCE AND REPAIRS

         6.1 CPC shall maintain and keep in good repair and condition all buildings in the Access Area, including the loading docks, in compliance with law and to the same standard of repair as applicable to Best Foods' manufacturing facilities.

         6.2 Corn Products shall maintain and keep in good repair and condition all outside areas of the Property including the Access Area, and all buildings on the Property not subject to Section 6.1 above,

         6.3 For those maintenance and repair obligations for Building No. 44 that are common or applicable to the entire building, Corn Products and CPC shall agree in writing as to the standard of repair and maintenance and the allocation of costs thereof

         6.4 Corn Products shall maintain and keep in good repair Corn Products's utility systems providing CPC with electricity, instrument air, water (process and potable), steam, natural gas, sewer and fire suppression in accordance with Exhibit B hereof.

         6.5 CPC shall maintain and keep in good repair those portions of Corn Products's utility systems to the extent set forth in Exhibit B hereof.


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         6.6 Corn Products and CPC shall provide each other written notification of any perceived maintenance need for any item for which either party is responsible.

         6.7 CPC shall maintain and keep in good repair all Packaging Equipment. CPC shall operate all Packaging Equipment consistent with the pollution control devices or pre-treatment equipment and/or any permits, licenses or registrations for the Access Area which Corn Products is responsible for maintaining. CPC shall shut down all or part of the Packaging Equipment if such shutdown is required by law or if such shutdown is reasonably required to avoid non-compliance with the law. The parties shall cooperate with each other in scheduling shutdowns required for repair or maintenance of pollution control devices or pretreatment equipment. Corn Products shall perform said repair or maintenance as expediently as possible so as to minimize the interruption to CFC's Access Activities. CPC shall be liable to Corn Products for any damages caused to pollution control devices or pre-treatment equipment due to violation of any said permits, licenses or registrations or resulting from CPC's willful or negligent breach of this Paragraph 6.7.

         6.8 CPC shall be responsible for notifying all personnel with access to the Access Area, including the employees of Corn Products or third parties, of any known hazards in the Access Area, whether those hazards were caused, directly or indirectly, by CPC, by Corn Products, or by a third party. CPC shall take all reasonable steps to protect any such personnel from injury in the Access Area, including but not limited to the prompt correction or repair of any potentially hazardous or dangerous situation for which it has maintenance responsibilities under this paragraph. CPC shall take all necessary precautions to prevent the occurrence of any injury to persons or damage to property due to the Access Activities, except to the extent that any such injury or damage is due to the negligent or willful acts of Corn Products.

         6.9 The maintenance obligations and costs thereof set forth in this
Section 6 shall not duplicate those obligations and costs set forth in Exhibit D hereto.

    7.0  DAMAGE TO OR DESTRUCTION OF PREMISES

         If during the term of this Agreement the Access Area is damaged by fire, flood, windstorm, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty so that the same are rendered wholly unfit for the Access Activities, and if said Access Area cannot be repaired within sixty
(60) days from the time of such damage, or in some other reasonable time period agreed to by the parties, then this Agreement, at the option of CPC, may be terminated as of the date of such damage. In the event CPC elects to terminate the Agreement, CPC shall pay the Access Fee, apportioned to the time of such damage, and shall immediately surrender the Access Area to Corn Products and CPC shall be relieved from any further liability hereunder, except that CPC shall pay to Corn Products the difference, if any, between the cost of putting the Access Area into level grade condition (excluding any subsurface soil or groundwater remediation costs unless caused directly by the events described in this paragraph 7.0) and the amount of any insurance proceeds actually received by Corn Products; however, CPC's total exposure for said costs shall not exceed $5,000,000.

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         If CPC does not elect to terminate this Agreement or if any damage by any of the above casualties, rendering the Access Area wholly unfit, can be repaired within sixty (60) days thereafter, or in some other reasonable time period agreed to by the parties, Corn Products agrees to repair such damage promptly and this Agreement shall not be affected in any manner except that the Access Fee shall be suspended and shall not accrue from the date of such damage until such repairs have been completed; however, CPC shall continue to pay any portion of the Access Fee which is based upon actual costs which continue to be incurred prior to completion of the repairs. If said Access Area shall be so slightly damaged by any of the above casualties as not to be rendered wholly unfit for occupancy, Corn Products shall repair the Access Area promptly and during the period from the date of such damage until the repairs are completed, the Access Fee shall be apportioned so that CPC shall pay an amount which bears the same ratio to the entire Access Fee as the portion of the Access Area which CPC is able to utilize without disturbance during the period bears to the entire Access Area; however, CPC shall continue to pay any portion of the Access Fee which is based upon actual costs which continue to be incurred prior to completion of the repairs. If the damage by any of the above casualties is so slight that CPC is not disturbed in its Access Activities, then same shall be promptly repaired by Corn Products and in that case, the Access Fee accrued or accruing shall not abate.

         Corn Products's obligations to repair damages under this Section shall be limited to the dollar amount of any insurance proceeds which are actually received by Corn Products specifically as a result of the damage to or destruction of the Access Area buildings or other portions of the Access Area for which Corn Products has maintenance obligations under this Agreement. Said insurance proceeds shall be dedicated first to the cost of debris removal and environmental remediation of the Access Area, provided the presence of debris or contamination is caused directly by the events described in this paragraph 7.0 and the removal or remediation of which is specifically required for repair or rebuilding. However, if Corn Products insures the buildings in the Access Area for less than replacement cost, Corn Products shall be required to repair damages and rebuild under this paragraph to the replacement cost of the buildings. In the event that the cost of repairing or rebuilding under this paragraph exceeds the dollar amount of any insurance proceeds actually received by Corn Products, CPC may, but is not required to, pay any additional sums required to repair or rebuild the Access Area. Corn Products shall have title to and ownership of any buildings or improvements in the Access Area resulting from this paragraph with no obligation to reimburse CPC for any amounts expended hereunder; however, the Termination Fee under paragraph 3.5 shall be reduced by any amount expended by CPC to repair or rebuild the Access Area hereunder. In the event that CPC contributes $5,000,000 or any greater amount in order to repair or rebuild the Access Area, then the Termination Fee under paragraph 3.5 shall be reduced to zero.

   8.0   COMPLIANCE WITH LAWS

         8.1 Corn Products shall comply with all federal, state and local laws, regulations, ordinances, codes and orders applicable to Corn Products that affect the Access Area including, but not limited to, OSHA and environmental laws, regulations and orders.

         8.2 CPC shall comply with all federal, state and local laws, regulations, ordinances, codes and orders applicable to CPC that affect the Access Area or Access

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Activities, including but not limited to OSHA and environmental laws, regulations and orders. CPC shall comply with all safety rules established by Corn Products for the exterior portions of the Access Area to the extent said rules are reasonably applicable. CPC shall prepare an Emergency Action Plan, as required by law, governing the Access Activities and Access Area and shall annually submit a copy of that plan to Corn Products. CPC shall establish its own safety rules for the interior portions of the Access Area, including but not limited to itsPackaging Equipment. The parties shall mutually agree on safety rules applicable to Building No. 44. CPC shall be responsible for ensuring compliance with all safety rules by its employees, contractors, vendors, and visitors. Both CPC and Corn Products shall be responsible for their own vendor or contractor qualification or selection procedures, if any, and vendors or contractors for one party shall not be required to comply with qualification or selection procedures of the other party.

         8.3 CPC shall provide Corn Products with notice of any governmental or third party inquiry or notice involving CPC's Access Activities and the Access Area and provide Corn Products with all written communications regarding same. CPC shall not (a) share any information concerning Corn Products with any governmental authority or agency, or (b) apply to or attempt to obtain from any governmental authority or agency, any variation from or revision to any safety, health, or air, water, land or noise pollution law or regulation relating to the performance of this Agreement, without Corn Products's prior written approval, In the event CPC is under a duty, pursuant to any applicable law, statute, regulation or order, to report information concerning Corn Products's activities under this Agreement to any governmental authority or agency, CPC shall not make such report without first advising Corn Products thereof, unless CPC is under duty to immediately report such information, in which case it will notify Corn Products as soon as possible.

         8.4 Corn Products shall provide CPC with notice of any governmental or third party inquiry or notice involving the Access Area and provide CPC with all written communications regarding same.

         8.5 Both Corn Products and CPC shall maintain all documents or records required by law to show compliance with this Section 8.0 and Section 9.0 below, Each party shall make those documents or records available to the other upon request, but no later than two (2) business days after receipt of a written request for review of the documents or records.

    9.0  PERMITS, LICENSES & REGISTRATIONS

         9.1 Corn Products shall be responsible for maintaining all existing water, and sanitary discharge permits and authorizations for the Access Activities and the Access Area and Corn Products shall own, operate and maintain all existing pretreatment or pollution control equipment for the Access Area and the Access Activities. Corn Products shall make a good faith effort to modify existing air, water or sanitary discharge permits or obtain any new air, water, or sanitary discharge permits agreed by the parties to be necessary or beneficial, subject to the environmental consulting fee outlined in Exhibit D. Corn Products shall notify CPC of any applications, amendments, modifications or renewals of any air, water and sanitary discharge permits and authorizations affecting the Access Activities or Access Area and provide CPC the opportunity to participate and comment on said application, amendment, modification or renewal.

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         9.2 CPC shall conduct all Access Activities consistent with all permits, licenses or approvals held by Corn Products, where applicable.

         9.3 CPC shall be responsible, as required by law, for all waste or hazardous materials, including waste or materials brought into the Access Area or generated by CPC or its vendors or contractors, except for those materials permitted by Corn Products for discharge to air or sewer. Corn Products shall be responsible, as required by law, for all waste or hazardous materials brought into the Access Area or generated by Corn Products or its vendors or contractors.

         9.4 CORN PRODUCTS shall indemnify and hold CPC harmless from any and all damages, penalties, fines, costs, expenses or claims incurred by CPC should CPC be required to cease or limit any Access Activity due in any way to Corn Products's negligent or willful failure to fulfill its obligations under Section
9. 1.

   10.0  EQUIPMENT

         10.1 Corn Products shall allow CPC to maintain and operate the Packaging Equipment in the Access Area. In the event that CPC wishes to install additional packaging equipment or fixtures or building modifications relating to the Access Activities, including but not limited to installation of a new fire suppression system or fire suppression devices, which will impact upon any existing Corn Products permit or license, will require a new permit or license, or will significantly change CPC's utility usage, CPC shall obtain Corn Products's prior written authorization, which will not be unreasonably withheld, prior to installation. For all other packaging equipment to be added by CPC, CPC shall provide prior written notice to Corn Products. The parties shall amend Exhibit C no less than annually, if necessary, to reflect any packaging equipment added pursuant to this Section. CPC shall indemnify and protect Corn Products from any liens, claims, or encumbrances imposed upon the Property as a result of the Access Activities or CPC's installation of fixtures, modifications, or equipment. CPC shall be liable to Corn Products for an increase in property or other taxes imposed upon Corn Products due to the addition by CPC of fixtures, building modifications, or Packaging Equipment in the Access Area, unless the parties agree otherwise in writing prior to installation of the fixture, modification or equipment. CPC shall have no obligation to notify or obtain approval from Corn Products for equipment installation which commenced prior to January 1, 1998.

         10.2 CPC shall own and maintain the Packaging Equipment in the Access Area, as set forth in Exhibit C, and packaging equipment installed after the date of this Agreement and shall retain ownership of and remove said equipment at CPC's cost upon termination of this Agreement, unless otherwise agreed to by CPC and Corn Products in writing. For fixtures and modifications installed after the date of this Agreement, the parties will agree in writing prior to installation as to who will retain ownership of said fixtures and modifications, whether said fixtures or modifications will be removed upon termination of this Agreement, and the standard for restoration of the area of the plant where the fixtures and modifications were located. Any Packaging Equipment in the Access Area, as set forth in Exhibit C, removed by CPC pursuant to this Agreement shall be at CPC's own expense and CPC shall restore the area of the plant where the Packaging Equipment was located to reasonable working condition.


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   11.0  SERVICES OF THIRD PARTY VENDORS

         Exhibit D outlines certain shared services, including but not limited to snow removal, security, street sweeping and dust Control, and road repair, which will be provided to CPC and Corn Products by third party vendors or contractors. The scope of any such services, including the frequency and means of providing services and the quality standards for such services, are governed by the contract or agreement with the third party vendor. Corn Products makes no warranties. representations, or guarantees regarding the services of third party vendors or contractors who will be performing services outlined in Exhibit D. Any additional third party services or any additional services required from the third party vendors performing services outlined in Exhibit D required by CPC or Corn Products shall be at the cost of the party requiring such additional services.

         Nothing contained herein shall create third party beneficiary rights in any third party.

   12.0 INDEMNITY

         12.1 CPC shall hold harmless and indemnify and defend Corn Products Indemnitees from and against any and all Indemnifiable Losses based upon or arising out of any bodily injury or death of any person (including any CPC employee), damage to or destruction of any property, including adverse effects on the environment, or any violation of law, regulation or order to the extent that such damage was caused by CPC's negligence or CPC's breach of any warranty, representation or obligation under this Agreement. Nothing herein shall require CPC to indemnify Corn Products for Corn Products's own negligence.

         12.2 Corn Products shall hold harmless and indemnify and defend CPC Indemnitees from and against any and all Indemnifiable Losses based upon or arising out of any bodily injury or death of any person (including any Corn Products employee), damage to or destruction of any property, including adverse effects on the environment, or any violation of law, regulation or order to the extent that such damage was caused by Corn Products's negligence or Corn Products's breach of any warranty, representation or obligation under this Agreement. Nothing herein shall require Corn Products to indemnify CPC for CPC's own negligence.

         12.3 This indemnity shall only apply to actions of, or conditions caused by, either party on or after January 1, 1998 arising out of the activities under this Agreement.

   13.0  ASSIGNMENT

         CPC may assign its rights under this Agreement to a third party with the written consent of Corn Products, and Corn Products's consent shall not be unreasonably withheld, delayed or conditioned.

   14.0  COOPERATION OF PARTIES

         The parties hereto acknowledge that they are entering into an agreement in which the cooperation of both parties will be required. If, during the term, changes in the

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
operations, facilities or methods of either party will materially benefit a party without detriment to the other party, or where the benefiting party agrees to hold the other harmless from such detriment, the parties commit to each other to make reasonable efforts to cooperate and assist each other. The parties hereto further acknowledge and understand that they operate businesses that are significantly different and that any and all obligations under this Agreement shall be conducted and enforced considering said acknowledgment and understanding.

         CPC shall provide Corn Products notice of any labor disturbances or strikes involving CPC employees, vendors, or contractors working in the Access Area. CPC shall comply with Corn Products's reasonable instructions with regard to entrances to be used during a strike or labor disturbance or other impacts upon Corn Products or the Property during the strike or labor disturbance.

    15.0 CONFIDENTIALITY

         All information concerning CPC or Corn Products in either party's possession shall be subject to the confidentiality provisions of Section 4.4 of the Distribution Agreement.

    16.0 INSURANCE

         During the term of this Agreement, CPC shall maintain in full force and effect at its own expense the following insurance in at least the amounts indicated:

         16.1 CPC shall comply with all requirements of the Workers' Compensation laws of the state(s) in which work is performed hereunder. CPC will obtain at its own cost insurance sufficient to discharge its obligations under all applicable workers compensation laws and covering all CPC employees engaged in the Access Activities. CPC will obtain at its own cost Employer's Liability Insurance with a limit of $100,000 per person.

         16.2 CPC shall procure and maintain, at its sole cost and expense, at all times while performing hereunder, comprehensive general liability insurance, on an occurrence basis, with a reputable and financially responsible insurance carrier(s) satisfactory and acceptable to Corn Products with minimum policy limits of $2,000,000 per occurrence for property damage and $2,000,000 per occurrence for bodily injury (including injury resulting in death) and shall name Corn Products as an additional insured under that policy. This insurance shall include blanket contractual liability coverage and shall, specifically cover the liability assumed by CPC in this Agreement. This insurance shall include products and completed operations coverage and personal injury liability coverage.

         16.3 CPC agrees to carry an excess liability policy with a limit no less than $25,000,000, and on which Corn Products is endorsed as additional insured.

         16.4 CPC shall bear all costs of the insurance coverage set forth herein, including but not limited to the costs of any amounts deductible, retained or self-insured under the required policies. Failure to keep the required insurance policies in full force and effect or to self-insure during the term of this Agreement shall constitute a material breach of this Agreement.

         16.5 CPC shall provide to Corn Products insurance certificates and endorsements acceptable to Corn Products evidencing the above insurance; however, the failure of CPC to provide such evidence shall not operate as a waiver or amendment of these insurance requirements. The furnishing of evidence of the above insurance requirements by any certificate or endorsement that is not in conformance with the requirements of this Article or the failure to furnish such evidence shall not constitute a waiver or an amendment of such requirements. In the event that any of CPC's insurance policies expire during the term of this Agreement, CPC shall deliver certificates and endorsements for renewed insurance to Corn Products. Nothing contained in this section shall operate as a satisfaction or limitation of either party's liability in tort or contract or in any way modify or limit the obligations in Section 12.0.

         16.6 In the event that any insurance provision in a contract of insurance between cpc and its insurance company is to any extent determined to be void or unenforceable, such circumstance shall not otherwise affect the validity or enforceability of such contract of insurance, which shall be enforced to the fullest extent permitted by law.

         16.7 Corn Products shall procure and maintain, at its sole cost and expense, workers compensation and employers liability insurance, in all states governed by this agreement, sufficient to comply with the laws in those states, Corn Products shall obtain, at its sole cost and expense, employers liability insurance with a limit of at least $1,000,000 per person.

         16.8 Corn Products shall procure and maintain, at its sole cost and expense, as long as this Agreement is in effect, comprehensive general liability insurance on an occurrence basis, with a reputable and financially sound insurance carrier(s) satisfactory and acceptable to CPC with a minimum policy limit of $2,000,000 per occurrence for property damage and $2,000,000 per occurrence for bodily injury, including injuries resulting in death, and shall name CPC as an additional insured under that policy. This insurance shall include blanket contractual liability coverage, and shall specifically cover the liability assumed by Corn Products through this Agreement. This insurance shall include products and completed operations coverage and personal injury liability coverage.

         16.9 Corn Products shall carry excess liability insurance with a limit of no less than $25,000,000 on which CPC is endorsed as an additional insured.

         16.10 Corn Products shall bear all costs of its insurance coverage set forth herein, including but not limited to the costs of any deductible amounts, and retained or selfinsured amounts, under the required policies. Failure to keep the required insurance policies in full force and effect or to self-insure during the term of this Agreement shall constitute a material breach of this Agreement.

         16.11 Corn Products shall provide to CPC insurance certificates acceptable to CPC evidencing the above insurance. In the event that any of Corn Products's insurance policies expire during the term of this Agreement, Corn Products shall deliver certificates for renewed insurance to CPC. Nothing contained in this section shall 'operate as a satisfaction or limitation of either party's liability in tort or contract, or in any way modify or limit the obligations in Section 12.

         16.12 CPC and Corn Products shall each individually maintain property insurance covering its respective assets governed by this Agreement, including but not limited to its own process or packaging equipment or other personal property. CPC and Corn Products agree that their respective insurance carriers shall not be subrogated to their respective rights against each other in connection with this Agreement and neither party shall execute any document granting such right of subrogation.

         16.13 In the event that CPC wishes to perform significant construction activities in the Access Area, CPC shall obtain an Owners and Contractors Protective Liability policy, on an occurrence basis, with a reputable and financially responsible insurance carrier(s) satisfactory and acceptable to Corn Products with minimum policy limits sufficient to cover the risk of property damage and bodily injury (including injury resulting in death) and contractual liability hereunder for that construction project and shall name Corn Products as an additional insured under that policy, provided said policy is commercially available and the cost of said policy is reasonable.

         16.14 Any insurance policy of a party which is endorsed to name the other party as an additional insured shall provide that the insurance of the party indemnifying the other, under Section 12.0, shall be primary to any other insurance of the additional insured.

         16.15 The certificates of insurance and endorsements required to be provided by a party 'under this Section 16.0 shall state that the policies are in effect and will not be cancelled or non-renewed without 30 days' prior written notice to the other party. In the event of a claim, copies of the policies shall be supplied to the party claiming indemnification upon request.

    17.0 INSPECTION

         Corn Products shall have the right to enter upon the Access Area for any activity associated with this Agreement, except that Corn Products shall only enter a building where Access Activities are being conducted at reasonable times and upon reasonable notice to CPC. Notwithstanding the foregoing, if Corn Products determines an emergency situation exists and that entry into a building where Access Activities are being conducted is necessary, Corn Products may enter that building and provide CPC notice as soon as is practicable. Except as required in an emergency situation or to prevent any violation of Sections 8.0 or 9.0 above, any Corn Products activity in the Access Area shall not unreasonably interfere with the Access Activities. An emergency situation shall be one in which there is an unreasonable risk of harm to persons or damage to property or a violation of law.

         Upon request from CPC, Corn Products shall allow CPC to enter upon areas of the Property outside of the Access Area at times and locations mutually agreed to by the parties for the purpose of inspecting Corn Products activities, other than those involving Metering Devices, associated with Article 5.0 above.

    18.0 DISPUTE RESOLUTION

         Any dispute, controversy or claim in connection with this Agreement shall be resolved in accordance with Article VII of the Distribution Agreement.

    19.0 FORCE MAJEURE

         If performance by either party of any of its duties or obligations under this Agreement is prevented, hindered, delayed or otherwise made impracticable by reason of any strike, flood, riot, fire, explosion, equipment failure that is beyond the party's control, war or any other casualty which cannot be overcome by reasonable diligence and without unusual expense, such party shall be excused from such performance to the extent that it is so prevented, hindered or delayed thereby during the continuance of any such happening or event and for so long as such event shall continue to prevent, hinder or delay such performance; provided, however, that such party diligently works to cure such non-performance in the shortest reasonable time period. The party asserting force majeure shall, in each instance, give the other party written notice within a reasonable time after knowledge thereof. Such notice shall include a brief description of the events or circumstances of force majeure and an estimate of the anticipated duration. Within a reasonable time after knowledge of the cessation of any such continuing events or circumstances constituting force majeure, the party that asserted the same shall give the other party written notice of the date of such cessation.

    20.0 NOTICES

         Any notice to be given hereunder by either party shall be in writing and shall be deemed given WHEN: (i) sent by registered mail, return receipt requested upon receipt by the sender of confirmation of receipt; (ii) sent by telecopy upon receipt by the sender of confirmation of transmittal; or (iii) delivered to the addressee as follows:

      In the case of CPC to:                 CPC International Inc.
                                             P.O. Box 8000, International Plaza
                                             Englewood Cliffs, New Jersey 07632
                                             Attn: General Counsel
                                             Telephone: (201) 894-2381
                                             Facsimile: (201) 894-2192

      In the case of Corn Products to:       Corn Products International, Inc.
                                             Corporate Office
                                             P.O. Box 345, 6500 Archer Road
                                             Summit, Illinois 60501-0345
                                             Attn: General Counsel
                                             Telephone: (708) 563-6958
                                             Facsimile: (708) 563-6592

         Any party may from time to time designate by written notice to the other revised address or telecopy information.

    21.0 SEVERABILITY

         The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

    22.0 HEADINGS

         The headings Of this Agreement are for the convenience of the parties, and shall not be construed as having any legal or binding meaning or effect.

    23.0 NO WAIVER

         The failure by either party to insist upon strict performance of any covenant or condition of this Agreement, in any one or more instances, shall not be construed as a waiver or relinquishment of any such covenant or condition in the future, but the same shall be and remain in full force and effect.

    24.0 SURVIVAL

         Notwithstanding any termination of this Agreement the provisions of Sections 12, 15 and 18 shall survive such termination.

    25.0 ENTIRE AGREEMENT

         This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and cancels and supersedes any prior negotiations, and merges all understandings, and agreements, whether verbal or written, with respect thereto. This Agreement can be amended only by a written instrument executed by the parties hereto.

    26.0 EXHIBITS

         All exhibits referred to in, and attached to this Agreement are hereby made a part of this Agreement.

    27.0 CHOICE OF LAW

         THIS AGREEMENT SHALL, IN ALL RESPECTS, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, EFFECT AND PERFORMANCE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

    28.0 RELATIONSHIP OF THE PARTIES

         Nothing contained in this Agreement shall be construed to create any relationship of partnership, employer or employee, or create a joint venture between or among the parties hereto. With respect to this Access Agreement and the Access Activities, neither CPC nor Corn Products shall be responsible for the debts, operations, liabilities or any other obligations of the other and neither CPC nor Corn Products has authority to bind or act on behalf of the other, except as otherwise provided in this Agreement. Neither CPC nor Corn

Products nor their respective agents, employees or subcontractors shall be deemed agents or employees of the other.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       CPC INTERNATIONAL INC.

                                       By:___________________________________
                                          Title: Vice President, General
                                                 Counsel and Corporate Secretary


                                       CORN PRODUCTS INTERNATIONAL, INC.

                                       By:___________________________________
                                          Title: President and Chief
                                                 Operating officer